UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2011

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On July 21, 2011, Great American Group, LLC (“GAG”), a wholly owned subsidiary of Great American Group, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Dialectic Capital Partners, LP, Dialectic Offshore Ltd., Dialectic Antithesis Partners, LP and Dialectic Antithesis Offshore Fund, Ltd. (collectively, the “Lender”) and Dialectic Capital Management, LLC as Collateral Agent. The Loan Agreement provides for the loan of $7,000,000 to GAG pursuant to a promissory note (the “Note”) with a stated principal amount of $7,608,696 (the “Maturity Value”). No interest is due on the loan until after November 1, 2011, at which time the Note begins to accrue interest at a rate of 14%, payable quarterly on the last day of January, April, July and October. The final maturity date of the Note is July 31, 2013. The Note may be prepaid at any time with no penalty.

The loan will be used to fund a portion of GAG’s obligations in connection with its participation in a liquidation transaction. The Loan Agreement also provides for profit participation payments to the Lender up to a maximum of 5% of the Maturity Value (approximately $380,000).

GAG’s obligations under the Loan Agreement are subordinated to the Company’s indebtedness under the First Amended and Restated Credit Agreement, dated as of December 8, 2010, between Great American Group WF, LLC, GA Asset Advisors Limited and Wells Fargo Bank, National Association, and are senior to other GAG indebtedness.

The Note is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference to this Item.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Promissory Note dated July 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 26, 2011	GREAT AMERICAN GROUP, INC.

	By:	/s/ PAUL S. ERICKSON
		Name:	Paul S. Erickson
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Promissory Note dated July 21, 2011